Exhibit 99.1

Union Pacific Appoints Eric Butler Executive Vice President and Chief Administrative Officer,

Beth Whited Executive Vice President and Chief Marketing Officer

•	Kari Kirchhoefer Named Vice President and General Manager – Chemicals
•	Long-Time Executive Diane Duren Announces Retirement

FOR IMMEDIATE RELEASE

Omaha, Neb., November 17, 2016 - Union Pacific today appointed Eric Butler executive vice president and chief administrative officer and Beth Whited executive vice president and chief marketing officer. Butler will be responsible for strategic planning, human resources, labor relations and general administration. Whited, who succeeds Butler, will be responsible for Union Pacific’s six major business units: agricultural products, automotive, chemicals, coal, industrial products and intermodal. Butler succeeds long-time Union Pacific executive Diane Duren, who announced she will retire in February after 32 years of service. Until then, Duren will serve as senior vice president and corporate secretary.

Union Pacific named Kari Kirchhoefer vice president and general manager – Chemicals, succeeding Whited.

All the appointments are effective Dec. 1.

Butler has served as executive vice president and chief marketing officer since March 2012. Previously, he had been vice president and general manager – Industrial Products since 2005, after serving two years as vice president and general manager – Automotive. Since joining the railroad in 1986, Butler has held a number of positions including vice president – Supply and vice president – Planning and Analysis. He earned a bachelor’s degree in mechanical engineering and an MSIA from Carnegie Mellon University.

Whited has led Union Pacific’s Chemicals business since October 2012. She previously was vice president of the company’s National Customer Service Center and held a variety of executive roles in Strategic Planning, Investor Relations, Finance and Marketing & Sales including president of subsidiary Union Pacific Distribution Services. Whited joined the company in 1987. She earned her bachelor’s degree in business administration with a major in accounting from the University of Iowa.

Kirchhoefer has been assistant vice president – Industrial Products since December 2015. During her 24 years with Union Pacific, Kirchhoefer served as president of the company’s Streamline subsidiary in addition to Marketing & Sales positions in Agricultural Products and the Market Development Sales Center. She earned a bachelor’s degree in marketing from Northwest Missouri State University.

Duren Retiring

Duren joined Union Pacific in 1985 and held a variety of positions in Finance and Marketing & Sales. She became the first woman to lead one of Union Pacific’s multi-billion dollar business units, first as vice president and general manager – Agricultural Products and then as vice president and general manager – Chemicals. Duren earned honors from many organizations including the Women’s Center for Advancement as a Tribute to Women honoree; Profiles in Diversity Journal as a “woman worth watching,” and Pink magazine as one of the top 15 women in business. She was appointed by Omaha Mayor Jean Stothert to the Metropolitan Entertainment & Convention Authority Board of Directors in 2014, and currently is the organization’s Chairwoman. She also serves as vice chair of the Children’s Hospital and Medical Center board. Duren holds a bachelor’s degree in business administration from Creighton University, where she was awarded a Business Alumni Merit Award.

“Diane has made innumerable and significant contributions to Union Pacific’s success,” said Lance Fritz, chairman, president and chief executive officer. “Diane was a pioneer who blazed a trail for many, including in her most recent role where she served as chief strategy officer and led Union Pacific’s talent management initiatives. Her business acumen, combined with a real passion for developing talent, was invaluable. Union Pacific is a better company today than it was when she started. We are grateful for Diane’s contributions and appreciate her support during this transition period.”

About Union Pacific

Union Pacific Railroad is the principal operating company of Union Pacific Corporation (NYSE: UNP). One of America's most recognized companies, Union Pacific Railroad connects 23 states in the western two-thirds of the country by rail, providing a critical link in the global supply chain. From 2006-2015, Union Pacific invested approximately $33 billion in its network and operations to support America's transportation infrastructure. The railroad's diversified business mix includes Agricultural Products, Automotive, Chemicals, Coal, Industrial Products and Intermodal. Union Pacific serves many of the fastest-growing U.S. population centers, operates from all major West Coast and Gulf Coast ports to eastern gateways, connects with Canada's rail systems and is the only railroad serving all six major Mexico gateways. Union Pacific provides value to its roughly 10,000 customers by delivering products in a safe, reliable, fuel-efficient and environmentally responsible manner.

Union Pacific media contact:  Calli Hite, 402-544-0100 or callihite@up.com